Exhibit 10.49

MANAGEMENT AWARD AGREEMENT

(2013 Long-Term Management Incentive Program)

THIS MANAGEMENT AWARD AGREEMENT (“Agreement”) is made as of January     , 2013 by and between Travelport Limited, a Bermuda company (“Travelport”) and <NAME OF EXECUTIVE> (“Executive”).

RECITALS

In connection with Executive’s employment by Travelport or one of its Affiliates (collectively, the “Company”), Travelport intends concurrently herewith to grant to the Executive the Award (as defined below) set forth on the signature page hereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1

DEFINITIONS

1.1. Definitions. The terms below shall have the following respective meanings:

“Affiliate” means, when used with respect to a specified Person, any Person which directly or indirectly Controls, is Controlled by or is under common control with such specified Person.

“Agreement” has the meaning specified in the Introduction.

“Board” means the board of directors of Travelport (or, if applicable, any committee of the Board).

“Cause” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Executive’s failure substantially to perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of ten (10) days following receipt of written notice from any Company by Executive of such failure; provided that it is understood that this clause (A) shall not apply if a Company terminates Executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of Executive’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Executive’s duties to the Company, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its Affiliates, or (E) Executive’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement.1

“Change in Control” shall mean any transaction or series of related transactions (whether by merger, amalgamation, consolidation or sale or transfer of the equity interests or assets (including stock of its Affiliates), or otherwise) as a result of which (i) any Person, other than any Permitted Holders, is or becomes the beneficial owner, directly or indirectly, of securities of Travelport (not including in the securities beneficially owned by such Person any securities acquired directly from the Company) representing 50% or more of the combined voting power of Travelport’s then outstanding securities or (ii) all or substantially all of the assets of Travelport, taken as a whole, are sold by lease, license, sale or otherwise.

“Company” has the meaning specified in the Recitals.

“Constructive Termination” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Constructive Termination” means (A) any material reduction in Executive’s base salary or annual bonus opportunity (excluding any change in value of equity incentives or a reduction affecting substantially all similarly situated executives), (B) failure of any Company to pay compensation or benefits when due, in each case which is not cured within thirty (30) days following the Company’s receipt of written notice from Executive describing the event constituting a Constructive Termination, (C) a material and sustained diminution to Executive’s duties and responsibilities as of the date of this Agreement (other than any such diminution primarily attributable to the fact that the Company becomes a subsidiary or affiliate of another company or entity) or (D) the primary business office for Executive being relocated by more than 50 (fifty) miles; provided that any of the events described in clauses (A)-(D) of this definition of “Constructive Termination” shall constitute a Constructive Termination only if the Company fails to cure such event within thirty (30) days after receipt from Executive of written notice of the event which constitutes Constructive Termination; provided further, that a “Constructive Termination” shall cease to exist for an event on the sixtieth (60th) day following the later of its occurrence thereof or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

“Control” including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

[1]

For Wilson, replace with: “Cause” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Cause” shall mean (A) Executive’s failure substantially to perform Executive’s duties to the Company (other than as a result of total or partial incapacity due to Disability) for a period of ten (10) days following receipt of written notice from any Company by Executive of such failure; provided that it is understood that this clause (A) shall not apply if a Company terminates Executive’s employment because of dissatisfaction with actions taken by Executive in the good faith performance of Executive’s duties to the Company, (B) theft or embezzlement of property of the Company or dishonesty in the performance of Executive’s duties to the Company, other than de minimis conduct that would not typically result in sanction by an employer of an executive in similar circumstances, (C) conviction which is not subject to routine appeals of right or a plea of “no contest” for (x) a felony under the laws of the United States or any state thereof or (y) a crime involving moral turpitude for which the potential penalty includes imprisonment of at least one year, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties or any act or omission which is materially injurious to the financial condition or business reputation of the Company or its affiliates, or (E) Executive’s breach of the provisions of any agreed-upon non-compete, non-solicitation or confidentiality provisions agreed to with the Company, including pursuant to this Agreement and pursuant to any employment agreement (excluding a breach of a confidentiality obligation by a statement made by Executive in good faith in Executive’s employment capacity).

“Disability” shall have the meaning assigned such term in any employment agreement entered into between any Company and Executive, provided that if no such employment agreement exists or such term is not defined, then “Disability” shall mean Executive shall have become physically or mentally incapacitated and is therefore unable for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period to perform Executive’s duties under Executive’s employment. Any question as to the existence of the Disability of Executive as to which Executive and Travelport cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Travelport. If Executive and Travelport cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Travelport and Executive shall be final and conclusive for all purposes of this Agreement and any other agreement between any Company and Executive that incorporates the definition of “Disability”.

“Effective Date” means the date hereof.

“Executive” has the meaning specified in the Introduction.

“Permitted Holders” means at any time each of (i) The Blackstone Group and its Affiliates, but not including, however, any of its portfolio companies and (ii) any Person that acquires voting securities of Travelport or any of its Affiliates as a result of the exchange or conversion of any outstanding indebtedness of Travelport or any of its Affiliates for or into such voting securities.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

SECTION 2

GRANT TO EXECUTIVE

Subject to the terms and conditions hereof, Travelport hereby grants Executive an award with a grant date value (as of the date of this Agreement) of USD                     (the “Grant Date Value”), as is set forth on the signature page to this Agreement, and Executive accepts such award from Travelport.

SECTION 3

VESTING, TRANSFER PROHIBITED, DELIVERY AND TERMINATION

3.1. Vesting Schedule.

(a) Subject to Executive’s continuous active employment (which shall not include employment after the Executive has given notice of termination of employment) with the Company through the applicable Settlement Date (as defined below) following the applicable Vesting Date listed below, the award granted to Executive (the “Award”) under this Agreement shall be eligible for vesting over a three calendar year period beginning on January 1, 2013, with the following percentages of the Grant Date Value eligible for vesting on the following dates: 12.5% on June 1, 2013; 12.5% on December 1, 2013; 12.5% on June 1, 2014; 12.5% on December 1, 2014; 25% on June 1, 2015 and 25% on December 1, 2015, respectively (each, a “Vesting Date”), in each case subject to the Company’s compliance with its obligations under its debt covenants. The portion of the Grant Date Value eligible for vesting on a particular Vesting Date shall each be referred to as a “Tranche.”

(b) Notwithstanding the foregoing, in the event that:

(i) After a Change in Control, if Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive as the result of a Constructive Termination, in either case within eighteen (18) months of such Change in Control, subject to Executive’s execution, delivery and non-revocation of a separation agreement and general release of all claims or similar agreement as the Company provides in its standard form (or, if applicable, as previously agreed-upon with Executive), which shall be executed no later than forty-five (45) days following such termination of Executive’s employment with the Company, Executive shall be deemed to have vested in the unvested Tranches that would have vested assuming (1) that Executive’s employment continued for eighteen (18) months following the termination of Executive’s employment (the “Accelerated Vesting Date”), and (2) that the Award vests ratably on a monthly basis beginning on the Vesting Date preceding the termination of Executive’s employment through the Accelerated Vesting Date over the remainder of the period that ends on December 1, 2015. Any portion of the Award that remains unvested after the application of this Section 3.1(b)(i) shall be forfeited; and

(ii) Executive’s employment with the Company is terminated for any reason, except as set forth, and to the extent provided, in Section 3.1(b)(i), Executive shall have no right to further vesting of the Award (and the remainder of such Award s shall be forfeited on such termination of employment).

3.2. Transfer Prohibited. Executive may not sell, assign, transfer, pledge or otherwise encumber (or make any other disposition of) any Tranche of the Award before it is vested and paid to Executive. Upon any attempted disposition in violation of this Section 3.2, the unvested Tranche(s) of the Award shall immediately become null and void.

3.3. Delivery of Tranches Following Vesting. No later than sixty (60) days following the Vesting Date (or, if applicable, the Accelerated Vesting Date), the Tranche(s) of the Grant Date Value shall be delivered to Executive, after conversion into local currency (if applicable) and subject to all federal, state and local income or other taxes required by law to be withheld, as well as any other lawful deductions and withholdings (each such date, the “Settlement Date”). [Travelport may, however, in its sole and complete discretion, determine with respect to each Vesting Date (or, if applicable, the Accelerated Vesting Date) of the Tranche, to deliver the value of such Tranche to Executive in the form of (i) shares of Orbitz Worldwide Inc. (provided such shares are publicly traded on a recognized stock exchange); (ii) cash or cash equivalents; and/or (iii) shares in any Company that are publicly traded on a recognized stock exchange, subject to the limitations and requirements of applicable securities laws. In the event that the Company is delivering shares pursuant to this Section 3.3, the Company shall use the closing trading price of the shares on the business day immediately prior to the applicable Vesting Date (with any partial share delivered in cash). In addition, prior to the delivery of shares pursuant to this Section 3.3, Executive shall execute and return any documents required by the Company to effectuate the delivery of such shares, and provided that Executive shall have paid to the Company such amount as may be requested by Travelport for purpose of remitting any income tax or other taxes required by law to be withheld with respect to the delivery of the shares (provided that this condition may be satisfied if the Company withholds shares to cover such required withholding amounts).]

SECTION 4

RESTRICTIVE COVENANTS

4.1. Non-Competition.

(a) From the date hereof while employed by the Company [and for the      month period following] [until] the date Executive ceases to be employed by the Company (the “Non-Competition Period”), irrespective of the cause, manner or time of any termination, Executive shall not use his status [or former status] with any Company or any of its Affiliates [(and in the case of former status, for the direct or indirect benefit of any Competitor)] to obtain loans, goods or services from another organization on terms that would not be available to him or any Competitor in the absence of his relationship [or prior relationship] to the Company or any of its Affiliates.

(b) During the Non-Competition Period, Executive shall not make any statements or perform any acts intended to or which may have the effect of advancing the interest of any Competitors of the Company or any of its Affiliates or in any way injuring the interests of the Company or any of its Affiliates and the Company and its Affiliates shall not make or authorize any person to make any statement that would in any way injure the personal or business reputation or interests of Executive; provided however, that, subject to Section 4.2, nothing herein shall preclude the Company and its Affiliates or Executive from giving truthful testimony under oath in response to a subpoena or other lawful process or truthful answers in response to questions from a government investigation; provided, further, however, that nothing herein shall prohibit the Company and its Affiliates from disclosing the fact of any termination of Executive’s employment or the circumstances for such a termination. For purposes of this Section 4.1, the term “Competitor” means any enterprise or business that is engaged or has plans to engage in, at any time during the Non-Competition Period, any activity either (x) in which the Executive was involved as an employee of the Company or any of its Affiliates to a material extent in the 12 month period preceding the date upon which the Executive ceased to be employed by the Company or (y) in relation to which the Executive holds Confidential Information (as defined in Section 4.2(a)) and in either case which competes with the businesses conducted during or at the termination of Executive’s employment, or planned or proposed to be conducted at any time during the Non-Competition Period, by the Company and its Affiliates in a manner that is or would be material in relation to the businesses of the Company or the prospects for the businesses of the Company. During the Non-Competition Period, Executive, without prior express written approval by the Board, shall not (A) engage in, or directly or indirectly (whether for compensation or otherwise) manage, operate, or control, or join or participate in the management, operation or control of a Competitor, whether as an employee, officer, director, partner, consultant, agent, advisor, or otherwise or (B) develop, expand or promote, or assist in the development, expansion or promotion of, any division of an enterprise or the business intended to become a Competitor at any time during the Non-Competition Period or (C) own or hold a Proprietary Interest in, or directly furnish any capital to, any Competitor of the Company. Executive acknowledges that the Company’s and its Affiliates businesses are conducted nationally, internationally and worldwide, and agrees that the provisions in the foregoing sentence shall operate throughout the entire geographic territory for which Executive performed duties for the Company or acted on behalf of the Company during Executive’s employment, the United Kingdom, the United States and any other country in the world in which the Company operated or operates during the Non-Competition Period (subject to the definition of “Competitor”).

(c) From the date hereof while employed by the Company and for the      month period following the date Executive ceases to be employed by the Company (the “Non-Solicitation Period”), irrespective of the cause, manner or time of any termination, Executive, without express prior written approval from the Board, shall not solicit (whether directly or indirectly) on his own account or on behalf of any Competitor any Clients of the Company or any of its Affiliates or discuss with any employee of the Company or any of its Affiliates information or operations of any business intended to compete with the Company or any of its Affiliates. For the purposes of Section 4.1(c) and 4.1(d), “Client” shall mean any person, firm, company, organization, or enterprise (A) who or which in the 12 month period preceding the date upon which the Executive ceased to be employed by the Company was provided with products or services by the Company or any of its Affiliates or (B) to or with whom in the 12 month period preceding the date upon which the Executive ceased to be employed by the Company, the Company or any of its Affiliates submitted a tender or a proposal, undertook or made a pitch or presentation or with whom or which it was otherwise negotiating for the supply of products or services or (C) in relation to whom the Executive holds Confidential Information (as defined in Section 4.2(a)).

(d) During the Non-Solicitation Period, Executive, without prior express written approval from the Board, shall not (whether directly or indirectly) on his own account or on behalf of any Competitor deal with any Client.

(e) During the Non-Solicitation Period, Executive shall not (whether directly or indirectly) interfere with the employees or affairs of the Company or any of its Affiliates or solicit or induce any person who is a Key Person to terminate any relationship such person may have with the Company or any of its Affiliates, nor shall Executive during such period directly or indirectly engage, employ or compensate, or cause or permit any Person with which Executive may be Affiliated, to engage, employ or compensate, Key Person. For the purposes of this Section 4.1(e), “Key Person” means any person who at the date upon which the Executive ceased to be employed by the Company, or at any point in the preceding 12 month period, (A) was an employee of the Company or any of its Affiliates classified by the Company as Band 9 or above (or equivalent), or (B) who reported directly to the Executive, or (C) with whom the Executive had material dealings.

(f) During the Non-Solicitation Period, Executive, without prior written approval from the Board, shall not (whether directly or indirectly) on his own account or on behalf of any Competitor induce, solicit or entice to try to induce, solicit or entice any Supplier to cease conducting business with the Company or any of its Affiliates or reduce the amount of business conducted with the Company or any of its Affiliates or to adversely vary the terms upon which any business is conducted with the Company or any of its Affiliates. For the purposes of this Section 4.1(f), “Supplier” shall mean any person, firm, company, organization or enterprise who or which at any time in the 12 month period preceding the date upon which the Executive ceased to be employed by the Company (A) supplied products or services (other than utilities or products or services provided for routine administrative purposes) to the Company or any of its Affiliates or (B) was negotiating with or had pitched to the Company or any of its Affiliates to supply goods or services (other than utilities or products or services provided for routine administrative purposes) to the Company or any of its Affiliates.

(g) For the purposes of this Agreement, “Proprietary Interest” means any legal, equitable or other ownership, whether through stock holding or otherwise, of an interest in a business, firm or entity; provided that ownership of less than 5% of any class of equity interest in a publicly held company shall not be deemed a Proprietary Interest.

(h) Executive agrees that the restrictions contained in this Section 4.1 are an essential element of the compensation Executive is granted hereunder and but for Executive’s agreement to comply with such restrictions, the Company would not have entered into this Agreement. The Executive further agrees that the restrictions contained in this Section 4.1 constitute entirely separate, severable and independent restrictions.

(i) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 4.1 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

4.2. Confidentiality.

(a) Executive will not at any time (whether during or after Executive’s employment with the Company) (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information (including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of the Company or its Affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(b) “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate, at the Company’s cost, with any attempts by the Company to obtain a protective order or similar treatment.

(c) Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement (unless this Agreement shall be publicly available as a result of a regulatory filing made by the Company or its Affiliates); provided that Executive shall disclose to any prospective future employer the provisions of Section 4 of this Agreement provided any such employer agrees to maintain the confidentiality of such terms.

(d) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company or its Affiliates; (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its Affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

4.3. Intellectual Property.

(a) If Executive has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to Executive’s employment by the Company, that are relevant to or implicated by such employment (“Prior Works”), Executive hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company’s current and future business.

(b) If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive’s employment by the Company and within the scope of such employment and/or with the use of any the Company resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(c) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(d) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(e) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant. Executive shall comply with all relevant policies and guidelines of the Company, including the Travelport Code of Business Conduct & Ethics and other Company policies regarding the protection of confidential information (including without limitation information security and customer data), intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current versions.

4.4. Cooperation with Litigation. During and following the termination of Executive’s employment with the Company (regardless of the reason for Executive’s termination of employment with the Company and which party initiates the termination of employment with the Company), Executive agrees to cooperate with and make himself readily available to the Company, the Company’s Chief Legal Officer (or equivalent position within the Company) and / or its advisers, as the Company may reasonably request, to assist it in any matter regarding Company and its subsidiaries and parent companies, including giving truthful testimony in any litigation, potential litigation or any internal investigation or administrative, regulatory, judicial or quasi-judicial proceedings involving the Company over which Executive has knowledge, experience or information. Executive acknowledges that this could involve, but is not limited to, responding to or defending any regulatory or legal process, providing information in relation to any such process, preparing witness statements and giving evidence in person on behalf of the Company. The Company shall reimburse any reasonable expenses incurred by Executive as a consequence of complying with his obligations under this clause, provided that such expenses are approved in advance by the Company.

4.5. Specific Performance. Executive acknowledges and agrees that Travelport’s remedies at law for a breach or threatened breach of any of the provisions of this Section 4 would be inadequate and Travelport would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Travelport, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Without limiting the generality of the foregoing, neither party shall oppose any motion the other party may make for any expedited discovery or hearing in connection with any alleged breach of this Section 4.

4.6. Survival. The provisions of this Section 4 shall survive the termination of Executive’s employment for any reason. The provisions of this Section 4 are in addition to any other restrictions set forth in any other long-term incentive program award agreement or letter, employment agreement or contract; offer letter; non-competition, non-solicitation, confidentiality, and/or intellectual property agreement; Company policy, guideline or standard; or the protections under applicable law.

SECTION 5

MISCELLANEOUS

5.1. Tax Issues. THE ISSUANCE OF THE AWARD TO EXECUTIVE AND/OR THE DELIVERY OF ANY SHARES PURSUANT TO THIS AGREEMENT INVOLVES COMPLEX AND SUBSTANTIAL TAX CONSIDERATIONS. EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED HIS OWN TAX ADVISOR WITH RESPECT TO THE TRANSACTIONS DESCRIBED IN THIS AGREEMENT. THE COMPANY MAKES NO WARRANTIES OR REPRESENTATIONS WHATSOEVER TO EXECUTIVE REGARDING THE TAX CONSEQUENCES OF EXECUTIVE’S RECEIPT OF THE AWARD UNITS AND/OR ANY SHARES OR THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE SHALL BE SOLELY RESPONSIBLE FOR ANY TAXES ON THE AWARD AND ANY SHARES AND SHALL HOLD THE COMPANY, ITS OFFICERS, DIRECTORS AND EMPLOYEES HARMLESS FROM ANY LIABILITY ARISING FROM ANY TAXES INCURRED BY EXECUTIVE IN CONNECTION WITH THE AWARD OR ANY SHARES.

5.2. Legal Entitlement. This Agreement Plan shall not form part of Executive’s employment contract. The rights and obligations of Executive under the terms and conditions of his office or employment with the Company are not affected by his participation in the Award or any right he may have to participate in the Award and nothing in this Agreement or in any instrument executed pursuant to it, shall confer on any person any right to continue in office or employment. Any person who ceases to be an officer or employee with the Company as a result of the termination of his employment for any reason and however the termination occurs, whether lawfully or otherwise, shall not be entitled and shall be deemed irrevocably to have waived any entitlement by way of damages for dismissal or by way of compensation for loss of office or employment or otherwise to any sum, damages or other benefits to compensate that person for the loss or alteration of any rights, benefits or expectations in relation to any grant of the Award or any instrument executed pursuant to it.

5.3. Employment of Executive. Executive acknowledges that he is employed by Travelport or its Affiliates subject to the terms of his employment agreement with Travelport or an applicable Affiliate (if any). Any change of Executive’s duties as an employee of the Company shall not result in a modification of the terms of this Agreement.

5.4. Calculation of Benefits. Neither the Award nor any shares delivered pursuant to this Award shall be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company and shall not affect any benefits, or contributions to benefits, under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits or contributions is related to level of compensation.

5.5. Setoff. Travelport’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set off, counterclaim or recoupment of amounts owed by such Executive (or any Affiliate of such Executive (or any of his relatives) that are controlled by such Executive (or any of his relatives)) to Travelport or its Affiliates.

5.6. Remedies.

(a) The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. These rights and remedies are given in addition to any other rights the parties may have at law or in equity.

(b) Except where a time period is otherwise specified, no delay on the part of any party in the exercise of any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any exercise or partial exercise of any such right, power, privilege or remedy preclude any further exercise thereof or the exercise of any right, power, privilege or remedy.

5.7. Waivers and Amendments. The respective rights and obligations of Travelport and Executive under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively, and either for a specified period of time or indefinitely) in writing by such respective party. This Agreement may be amended only with the written consent of a duly authorised representative of Travelport and Executive.

5.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

5.9. CONSENT TO JURISDICTION.

(a) EACH OF THE PARTIES HERETO HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT LOCATED IN ATLANTA, GEORGIA OR, IF REQUIRED, THE APPROPRIATE GEORGIA STATE OR SUPERIOR COURT, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING RELATING TO ANCILLARY MEASURES IN AID OF ARBITRATION, PROVISIONAL REMEDIES AND INTERIM RELIEF, OR ANY PROCEEDING TO ENFORCE ANY ARBITRAL DECISION OR AWARD. EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THE COURTS DESCRIBED ABOVE AND COVENANTS THAT IT SHALL NOT SEEK IN ANY MANNER TO RESOLVE ANY DISPUTE OTHER THAN AS SET FORTH IN THIS SECTION 5.9 OR TO CHALLENGE OR SET ASIDE ANY DECISION, AWARD OR JUDGMENT OBTAINED IN ACCORDANCE WITH THE PROVISIONS HEREOF.

(b) EACH OF THE PARTIES HERETO HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE TO VENUE, INCLUDING, WITHOUT LIMITATION, THE INCONVENIENCE OF SUCH FORUM, IN ANY OF SUCH COURTS. IN ADDITION, EACH OF THE PARTIES CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH SECTION 5.13 OF THIS AGREEMENT.

5.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR OTHER PROCEEDING BROUGHT IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.11. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

5.12. Entire Agreement. This Agreement constitutes the full and entire understanding and agreement of the parties with regard to the Award and supersedes in their entirety all other prior agreements, whether oral or written, with respect thereto, except as provided herein. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company regarding the Award or any similar award in 2012 or 2013.

5.13. Notices. All demands, notices, requests, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by facsimile machine (with a confirmation copy sent by one of the other methods authorized in this Section 5.13), reputable commercial overnight delivery service (including Federal Express) , as set forth below:

If to Travelport or the Company, addressed to:

Travelport Limited

c/o Legal Department

300 Galleria Parkway

Atlanta, Georgia 30339

USA

Attention: Eric J. Bock, Executive Vice President, Chief Legal Officer and Chief Administrative Officer

Fax: (770) 563-7878

If to Executive, to the address set forth on the signature page of this Agreement or at the current address listed in Travelport’s records.

Notices shall be deemed given upon the earlier to occur of (i) receipt by the party to whom such notice is directed; (ii) if sent by facsimile machine, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) such notice is sent if sent (as evidenced by the facsimile confirmed receipt) prior to 5:00 p.m. Eastern Time and, if sent after 5:00 p.m. Eastern Time, on the day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) after which such notice is sent; (iii) on the first business day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following the day the same is deposited with the commercial courier if sent by commercial overnight delivery service; or (iv) the fifth day (other than a Saturday, Sunday or legal holiday in the jurisdiction to which such notice is directed) following deposit thereof as aforesaid. Each party, by notice duly given in accordance therewith, may specify a different address for the giving of any notice hereunder.

5.14. No Third Party Beneficiaries. There are no third party beneficiaries of this Agreement.

5.15. Severability; Titles and Subtitles; Gender; Singular and Plural; Counterparts; Facsimile.

(a) In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

(b) The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(c) The use of any gender in this Agreement shall be deemed to include the other genders, and the use of the singular in this Agreement shall be deemed to include the plural (and vice versa), wherever appropriate.

(d) This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument.

(e) Counterparts of this Agreement (or applicable signature pages hereof) that are manually signed and delivered by facsimile transmission shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner.

IN WITNESS WHEREOF, Travelport and Executive have executed this Agreement as of the day and year first written above.

COMPANY:

Travelport Limited

By:
Signature:
Name:
Title:

EXECUTIVE:

Signature:

Address:

Telephone No.

Fax No.

Grant Date Value: